Exhibit 99

USANA Health Sciences Announces Third Quarter 2008 Financial Results

SALT LAKE CITY--(BUSINESS WIRE)--October 14, 2008--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced its financial results for the third quarter, ended September 27, 2008. The company reported net sales of $107.2 million and earnings per share of $0.50.

Financial Performance

Net sales for the third quarter of 2008 increased by 0.9% to $107.2 million, compared with $106.2 million in the third quarter of the prior year. In contrast to prior quarters when sales benefited from changes in foreign currencies, net sales in the third quarter were reduced by $1.9 million, on a sequential quarterly basis, due to a stronger U.S. dollar. The total number of active Associates in the third quarter of 2008 increased by 2.2% to 184,000, compared with 180,000 in the third quarter of 2007. On a sequential quarterly basis, active Associates increased by 8.9% from 169,000.

“We were pleased to see a significant increase in the number of active Associates from the second quarter,” said Dave Wentz, chief executive officer of USANA Health Sciences. “During the third quarter, at our international convention, we introduced enhancements to our already rewarding Associate Compensation Plan. The enhancements provide our independent Associates with two additional ways to earn income through their USANA home-based business.”

Earnings per share from continuing operations in the third quarter of 2008 were $0.50, compared with $0.70 in the third quarter of 2007. The decrease in earnings per share was primarily due to higher overall operating expenses, including increased Associate incentives, wage-related expenses, equity-based compensation, increased depreciation expense due to significant investments in facilities that were completed in 2008, and legal fees associated with various law suits which have largely been resolved. Additionally, earnings per share in the third quarter were reduced by approximately $0.04 due to costs related to the company’s response to a tender offer, which are not expected to recur in future periods.

“Over the last two years, we have made significant investments in our business to address rapid growth and to prepare USANA for anticipated future growth,” said Jeff Yates, chief financial officer of USANA Health Sciences. “With time, we are confident we will gain significant leverage from these investments.”

For the nine months ended September 27, 2008, net sales increased by 1.1% to $318.0 million, compared with $314.4 in the first nine months of 2007. Earnings per share were $1.58 in the first nine months of 2008, a decrease of 21.0%, compared with $2.00 in the same period of 2007.

Regional Results

North America Region

During the third quarter of 2008, net sales in North America decreased by 3.0% to $64.6 million, compared with the third quarter of the prior year. Excluding changes in foreign currency, net sales decreased by 3.8%. This decrease was mainly due to lower-than-expected sales in the U.S., where the number of active Associates declined by 3.2% on a year-over-year basis. On a sequential quarterly basis, however, active Associates increased by 7.0% in the U.S. and by 7.3% in North America.

Asia Pacific Regions

Net sales in the Asia Pacific regions, during the third quarter of 2008, increased by 7.6% to $42.6 million, compared with the third quarter of 2007. Excluding changes in foreign currency, net sales increased by 4.7% in these regions during this quarter. This growth was primarily attributable to increases of 39.1% in Hong Kong and 25.2% in Malaysia. These increases were partially offset by a 6.9% decline in Australia/New Zealand and a 7.0% decline in Singapore. Importantly, the number of active Associates in these regions increased by 5.2% on a year-over-year basis and by 11% on a sequential quarterly basis.

Outlook

The company expects net sales for the full-year 2008 to be between $432 million and $438 million and earnings per share to be between $2.22 and $2.28. Accordingly, we expect the fourth quarter of 2008 to reflect sales between $114 million and $120 million, and earnings per share to be between $0.64 and $0.70. This earnings per share estimate is based on an effective tax rate of 35.0%.

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 15, 2008 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements in the foregoing press release include, but are not necessarily limited to, references to the expected outcome of initiatives and promotions planned by the company, guidance given for future operating periods, and the company’s belief regarding the future effect of incentive programs on the top-line and on operating costs. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Quarter Ended
	29-Sep-07	27-Sep-08

Net sales	$106,181	$107,176
Cost of sales	21,960	22,228
Gross profit	84,221	84,948

Operating expenses
Associate incentives	43,021	44,573
Selling, general and administrative	23,053	26,787
Research and development	864	834

Earnings from operations	17,283	12,754

Other income	(270)	(489)
Earnings from continuing operations before income taxes	17,013	12,265

Income taxes	5,350	4,126

Income from continuing operations	11,663	8,139

Loss from discontinued operations	(405)	-

NET EARNINGS	$11,258	$8,139

Earnings per share - diluted
Continuing operations	$0.70	$0.50
Discontinued operations	$(0.02)	$-
Net Earnings	$0.68	$0.50
Weighted average shares outstanding - diluted	16,613	16,133

USANA Health Sciences, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	As of	As of
	29-Dec-07	27-Sep-08

ASSETS
Current Assets
Cash and cash equivalents	$12,865	$13,699
Inventories	19,439	22,011
Other current assets	13,688	14,070
Total current assets	45,992	49,780

Property and equipment, net	52,061	59,392
Goodwill	5,690	5,690
Other assets	5,385	6,280
Total assets	$109,128	$121,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,111	$9,384
Other current liabilities	32,074	34,875
Total current liabilities	40,185	44,259

Line of credit	28,000	30,650
Other long-term liablilities	2,305	2,836
Stockholders' equity	38,638	43,397
Total liabilities and stockholders' equity	$109,128	$121,142

USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	29-Sep-07		27-Sep-08
	(Unaudited)		(Unaudited)
Region
North America	$66,619	62.8%	$64,593	60.3%

Southeast Asia/Pacific	23,303	21.9%	23,265	21.7%

East Asia	12,230	11.5%	15,206	14.2%

North Asia	4,029	3.8%	4,112	3.8%

Consolidated	$106,181	100.0%	$107,176	100.0%

Active Associates by Region (1)

	As of
	29-Sep-07		27-Sep-08
	(Unaudited)		(Unaudited)
Region
North America	105,000	58.3%	103,000	56.0%

Southeast Asia/Pacific	41,000	22.8%	42,000	22.8%

East Asia	27,000	15.0%	32,000	17.4%

North Asia	7,000	3.9%	7,000	3.8%
Total	180,000	100.0%	184,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)

	As of
	29-Sep-07		27-Sep-08
	(Unaudited)		(Unaudited)
Region
North America	71,000	89.9%	64,000	87.7%

Southeast Asia/Pacific	6,000	7.5%	8,000	10.9%

East Asia	1,000	1.3%	1,000	1.4%

North Asia	1,000	1.3%	-	0.0%
Total	79,000	100.0%	73,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors:
Riley Timmer, Investor Relations, 801-954-7922
investor.relations@us.usana.com
Media:
Dan Macuga, Public Relations, 801-954-7280